                                                                      EXHIBIT 29

                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     This Amendment No. 1 (the "Amendment") to that certain Rights Agreement between Exide Electronics Group, Inc. (the "Company") and First Union National Bank of North Carolina, as Rights Agent, dated as of November 25, 1992 (the "Agreement"), is effective as of February 9, 1996. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

     This Amendment is being effectuated to enable the Company to issue 825,000 shares of its common stock and 1,000,000 shares of its Series G Convertible Preferred Stock to Fiskars Oy Ab in connection with the Company's acquisition of all of the outstanding stock of Deltec Power Systems, Inc. and its subsidiaries.

     NOW THEREFORE, as provided by the terms of the Agreement, the Company hereby amends the Agreement as follows:

     Section 1, paragraph (a) is hereby amended by adding the following additional sentence to the end of said paragraph:

     "Notwithstanding the foregoing, Fiskars Oy Ab (together with its Affiliates "Fiskars"), who has entered into an agreement with the Company dated as of November 17, 1995, as amended on February 9, 1996, whereby the Company will acquire from Fiskars all of the outstanding capital stock of Deltec Power Systems, Inc. and its subsidiaries in exchange for (x) 1,000,000 shares of the Company's Series G Convertible Preferred Stock (the "Series G Stock"), which Series G Stock is convertible into shares of the Company's Common Stock on the terms and as provided for in the Certificate of Designation for the Series G Stock (the "Certificate of Designation") and (y) 825,000 shares of the Company's Common Stock (such shares of Common Stock together with such shares of Series G Stock and any shares of Common Stock which Fiskars should acquire upon conversion of the Series G Stock as provided for in the Certificate of Designation are collectively referred to herein as the "Fiskars Stock"), shall not be deemed an "Acquiring Person" as a result of Fiskars' acquisition of the Fiskars Stock; provided, however, that Fiskars shall be deemed to be an "Acquiring Person" in the event Fiskars shall become the Beneficial Owner of any shares of the Company's Common Stock in addition to the Fiskars Stock.

     Except as amended and modified hereby, all of the other terms and provisions of the Agreement shall remain in effect.

                                          EXIDE ELECTRONICS GROUP, INC.

                                          By: /s/ JANE PASIPOULARIDES

                                            ------------------------------------
                                          Title: Assistant Treasurer

This Amendment is hereby acknowledged by

FIRST UNION NATIONAL BANK OF
NORTH CAROLINA, as Rights Agent

By: /s/ FRANCES S. BEAM
Title: Vice President